October 23, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Eaton Vance Worldwide Health Sciences Portfolio (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of Form N-SAR, as part of the Form N-SAR of Eaton Vance Worldwide Health Sciences Portfolio to be dated October 29, 2007. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,



PricewaterhouseCoopers LLP
















Eaton Vance Management


The Eaton Vance Building
255 State Street, Boston, MA 02109
(617) 482-8260



October 15, 2007

PricewaterhouseCoopers LLP
125 High Street
Boston, Massachusetts 02110

Dear Sirs:

In accordance with the requirements of item 304 of Regulation S-K, please provide us with a letter(s) from your firm addressed to the Securities and Exchange Commission stating your agreement with the statements made in the enclosed attachment with respect to certain Eaton Vance Funds and Portfolios as referred to therein.

A copy of your letter will be filed with the Securities and Exchange Commission, along with the statement as attached, as an exhibit to the respective Funds or Portfolios next Form N-SAR for the period ended August 31, 2007 (in accordance with Item 77K of Form N-SAR).

Sincerely,



Barbara E. Campbell
Vice President, Eaton Vance Management



Applicable to Eaton Vance Global Growth Fund and Portfolio, Eaton Vance Multi-Cap Growth Fund and Portfolio, and Eaton Vance Worldwide Health Sciences Fund and Portfolio:

OTTHER MATTERS

Change in Independent Registered Public Accounting Firm

On August 6, 2007, PricewaterhouseCoopers LLP resigned in the ordinary course as the independent registered public accounting firm for the Fund and Portfolio effective upon completion of services related to the audit for the Funds and Portfolios 2007 fiscal year.

The reports of PricewaterhouseCoopers LLP on the Funds and Portfolios financial statements for each of the last two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. There have been no disagreements with PricewaterhouseCoopers LLP during the Funds and Portfolios two most recent fiscal years and any subsequent interim period on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to make reference thereto in their reports on the Funds and Portfolios financial statements for such years, and there were no reportable events of the kind described in Item 304 (a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

At a meeting held on August 6, 2007, based on Audit Committee recommendations and approvals, the full Board of Trustees of the Fund and Portfolio approved Deloitte & Touche LLP as the Funds and Portfolios independent registered public accounting firm for the fiscal year ending August 31, 2008. To the best of the Funds and Portfolios knowledge, for the fiscal years ended August 31, 2007 and August 31, 2006, and through October 15, 2007, the Fund and Portfolio did not consult with Deloitte & Touche LLP on items which concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds and Portfolios financial statements or concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events
(as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).